Exhibit 99

VF Announces 11% Increase in 2010 Fourth Quarter Revenues; Momentum Expected to Continue in 2011

  4Q revenues rise 11% to $2.1 billion
  4Q adjusted EPS increases 10% to record $1.78
  Full year adjusted EPS increases 25% to $6.46
  Gross margins reach record levels for fourth quarter and full year
  2010 cash flow from operations exceeds $1 billion
  2011 guidance: revenues to rise 8 to 9%; EPS targeted at $7.00 to $7.10

Information regarding VF’s fourth quarter conference call webcast today at 8:30 a.m. ET can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--February 22, 2011--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the fourth quarter and full year 2010. All per share amounts are presented on a diluted basis.

The discussions in this release refer to adjusted amounts that exclude noncash impairment charges taken in the fourth quarters of both 2009 and 2010, which are described under the heading "Adjusted Amounts – Excluding Noncash Impairment Charges.” Reconciliations of GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release and identify and quantify all excluded items.

Fourth Quarter Results Summary

Revenues rose a stronger-than-expected 11% to $2,126.2 million from $1,915.4 million in 2009. On a constant currency basis, revenues increased 12%. Revenue growth in the quarter was driven primarily by strong growth in Outdoor & Action Sports, where revenues rose 20%. Reflecting solid organic growth in other coalitions, Jeanswear revenues grew 7%, Imagewear revenues rose 5% and Sportswear revenues increased 11%. Contemporary Brands revenues declined 9%.

Gross margins reached a record 46.6%, up from a previous high of 46.3% in the 2009 period. Operating margins on an adjusted basis declined to 12.9% from 13.6% in 2009, reflecting a disproportionately high level of incremental marketing investments made during the quarter. ($45 million Q4; $100 million full year.)

Net income on an adjusted basis rose 8% to $196.1 million from $181.3 million, while adjusted earnings per share increased 10% to $1.78 per share from $1.62 per share. On a GAAP basis, net income was $54.2 million compared with $66.9 million in 2009, and earnings per share were $.49 compared with $.60 in the 2009 period.

“These results – in an economic environment that remains fragile – prove that VF has the right brands and strategies to win,” said Eric Wiseman, Chairman and Chief Executive Officer. “We’re uniquely positioned for long-term success, driven by our exceptionally powerful and diverse brand portfolio, substantial growth opportunities both domestically and internationally, and the balance sheet and cash to fuel our expansion.”

Full Year Results Summary

Revenues increased 7% to $7,702.6 million from $7,220.3 million in 2009, with Outdoor & Action Sports revenues rising 14% during the year; Jeanswear revenues rose 1%, Imagewear and Contemporary Brands revenues each grew by 5%, and Sportswear revenues were flat.

Gross margins reached a record 46.7%, up 240 basis points from 44.3% in 2009. Exceptional growth in our high margin direct-to-consumer and lifestyle businesses, improved profitability in our retail operations, and lower product costs were the key factors contributing to the increase. Operating margins on an adjusted basis were 13.3% in 2010, expanding by 140 basis points including the aforementioned $100 million in additional marketing investments.

Net income on an adjusted basis rose 24% to $713.2 million from $575.7 million, while adjusted earnings per share increased 25% to $6.46 from $5.16. On a GAAP basis, net income also rose 24%, to $571.4 million in 2010 from $461.3 million in 2009 and earnings per share rose 25% to $5.18 in 2010 from $4.13 in 2009.

Adjusted Amounts - Excluding Noncash Impairment Charges

As a result of our review of goodwill and intangible assets that we conduct during the fourth quarter of each year in connection with our strategic planning process and preparation of our annual financial statements, we recorded a $201.7 million pre-tax noncash impairment charge in the fourth quarter of 2010 to reduce the carrying value of the goodwill and intangible assets related to our 7 For All Mankind® brand. On an after-tax basis, the charge totaled $141.8 million, which decreased full year 2010 earnings per share by $1.29. Similarly, we recorded impairment charges of $122.0 million in 2009 related to other businesses. On an after-tax basis, these charges totaled $114.4 million, which decreased full year earnings per share in 2009 by $1.03.

Fourth Quarter Business Review

Outdoor & Action Sports: The momentum continues in our Outdoor & Action Sports businesses, which again achieved record revenues, operating income and operating margins in the current quarter. Total global revenues in Outdoor & Action Sports rose 20% in the quarter, with revenues of our Americas business rising 17% and international revenues up 32% on a constant currency basis. The strength of The North Face® and Vans® businesses led to growth in global revenues for these brands of 25% and 18%, respectively. Our international Kipling® and Napapijri® businesses also achieved outstanding results in the quarter, with revenues up 23% and 38%, respectively, in constant dollars. Total direct-to-consumer revenues for Outdoor & Action Sports rose 21% in the quarter, with double-digit increases in The North Face®, Vans®, Kipling® and Napapijri® direct-to-consumer businesses.

Operating income rose by 27%, with operating margins increasing by one full percentage point to 20.1% in the quarter. The strong top and bottom line growth was fueled in part by a nearly 60% increase in brand-building investments and initiatives during the quarter, particularly in The North Face® and Vans® brands.

Jeanswear: Our Global Jeanswear business experienced healthy top line growth and higher operating margins during the quarter. Global Jeanswear revenues grew 7% in the quarter. The exit of our European mass market business in 2009 negatively impacted the revenue comparisons by 1%. Domestic revenues rose 6% with growth in all three major businesses: Mass Market revenues grew 5% in the quarter, and revenues in our Lee® and Western businesses rose 8% and 7%, respectively. International jeans revenues rose 9%, despite a 5% negative impact from the exit of our European mass market business. Jeanswear revenues in Asia increased 42%; strong growth was also achieved in Mexico, Latin America and Canada.

Operating income increased 10%, with operating margins rising to 16.4% from 15.9% in the quarter reflecting improved profitability in our international jeans businesses.

Imagewear: Our Imagewear business achieved another quarter of solid performance, with a 5% increase in revenues and a 14% increase in operating income. Fueling coalition revenue and profit growth in the quarter was a 14% increase in Image (uniform) revenues. Growth in our flame-resistant apparel business under our highly profitable Bulwark® brand contributed to the quarter’s results and should be a source of growth in future periods as well.

Sportswear: Sportswear revenues increased 11%, with double-digit increases in both our Nautica® and Kipling® brands. Nautica® brand revenues grew by 10% in the quarter, with strong growth in the brand’s core wholesale men’s sportswear business. A 30% increase in Kipling® brand revenues resulted from the successful launch earlier this year of a new program that is exclusive to Macy’s.

Sportswear profitability continued to improve, with operating income rising 27% in the quarter and operating margins reaching nearly 14%.

Contemporary Brands: Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®, John Varvatos®, Splendid® and Ella Moss® brands, declined 9% in the quarter, with foreign currency translation accounting for 2 percentage points of the decline. Conditions in the U.S. premium denim market remain soft, contributing to a decline in 7 For All Mankind® brand revenues in the quarter. Our Splendid® , Ella Moss® and John Varvatos® brands each grew revenues at a mid-teen rate during the quarter. Building our contemporary brands’ direct-to-consumer businesses, including new stores and e-commerce, continues to be an important component of our growth plans for these businesses, and during the quarter direct-to-consumer revenues for our Contemporary Brands coalition grew 42%.

The coalition recorded an operating loss of $8 million in the quarter, reflecting inventory reduction initiatives as well as continued investments in new 7 For All Mankind® retail stores and marketing programs to support future growth globally.

Expansion in International Revenues

Our international businesses remain an important long-term driver of both organic growth and margin expansion. During the quarter, international revenues increased 22% on a constant currency basis driven by strong growth in our European Outdoor & Action Sports businesses, and across our biggest brands in Asia. Total revenues in Asia were up 31% in the quarter, with our jeanswear, The North Face® and Vans® businesses each growing in excess of 40% in the quarter. For the full year in 2010, international revenues grew 7% (8% in constant dollars) and accounted for 30% of total revenues. Revenues in Asia increased 31% in 2010. With an established infrastructure now in place, India has emerged as an important new market for future growth. Revenues in India nearly doubled in the fourth quarter and rose 60% for the full year.

Given their strong profitability and efficient tax structure, our international businesses continue to be a key driver to both operating income and earnings per share growth.

Growth in Direct-to-Consumer Revenues

Our direct-to-consumer revenues increased 13% in the quarter, driven by new store openings and comp store growth. The direct-to-consumer businesses of The North Face®, Vans®, 7 For All Mankind®, Kipling® and Napapijri® brands each achieved double-digit revenue gains in the period. We opened a total of 23 stores across our brands in the quarter and 85 stores during the year, bringing the total number of owned retail stores to 786 in 2010. Our direct-to-consumer revenues grew 13% in 2010, rising to 18% of total revenues.

Marketing Investments Driving Organic Growth

As noted above, marketing spending increased 48% ($45 million) in the fourth quarter and 30% ($100 million) for the full year. Marketing spending as a percent of total revenues reached a high of 5.5% in 2010 compared with 4.6% in 2009. While over half of this increase in total spending was behind The North Face® and Vans® brands, where brand investments doubled during the year, nearly every brand in our portfolio received additional marketing support in 2010. Heavy investments were also made this year to support our rapidly-growing and highly profitable businesses in China.

Cash Flow from Operations Rises to a Record $1 Billion

Cash flow from operations reached an all-time high of $1 billion in 2010. Cash rose to $792 million at the end of the year. Inventories rose 12%, as expected, to support strengthening revenue trends. During 2010 we spent $412 million to repurchase 5.1 million shares, made $264 million in dividend payments, paid down $200 million of long-term debt, and contributed $100 million to our pension plan.

2011 Guidance: Strong Top and Bottom Line Growth and Stable Operating Margins

“We enter 2011 with excellent top and bottom line momentum, and our brands very well-positioned to grow and capture additional market share,” said Mr. Wiseman. “2011 should mark the highest rate of organic revenue growth since 2007. The investments made last year to drive organic growth were successful and will continue this year, further strengthening our foundation for delivering solid, sustainable growth in 2011 and beyond.”

Revenues in 2011 are expected to increase by 8 to 9%, and we anticipate earnings per share rising to $7.00 to $7.10 this year.

Operating margins are expected to be comparable to the 13.3% achieved in 2010. Reflecting higher product costs, gross margins are expected to decline, but by less than one percentage point, as margins will also continue to benefit from our changing business mix. We will continue to invest strongly in our brands, with the ratio of marketing spending to revenues remaining at approximately the same level in 2011 as in 2010. However, our overall SG&A spending will represent a lower percentage of revenues in 2011, reflecting the leverage from strong revenue growth.

Key points related to our 2011 outlook include:

  Solid revenue growth across all coalitions, highlighted by mid-teen percentage growth in Outdoor & Action Sports and supported by continued healthy levels of marketing spending. Our Jeanswear, Imagewear, Sportswear and Contemporary coalitions are each planning for mid-single digit revenue growth in 2011.
  15% growth in international revenues, with low double-digit growth expected in both Europe and the Americas, and exceptionally strong growth in Asia. Growing our business in Asia – particularly in China and India – remains a strategic priority, with revenue growth expected to exceed 25% this year. On a longer term basis, we remain confident in our ability to achieve 40% of total revenues from international markets.
  10 to 15% revenue growth in our direct-to-consumer business. Growth will be driven by approximately 100 store openings in 2011 – the highest number of store openings in our history – and low single-digit comp store growth, in addition to the continued rapid growth in our e-commerce business. Over half our new store openings will be outside the U.S., further supporting our international growth plans. We expect that our direct-to-consumer revenues will approach 20% of total revenues in 2011.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $.63 per share, payable on March 21, 2011 to shareholders of record as of the close of business on March 11, 2011.

Non-GAAP Financial Measures

This press release contains constant currency financial information and adjusted amounts that exclude noncash impairment charges. These are measures of financial performance that are not prepared in accordance with generally accepted accounting principles ("GAAP"). An explanation of management's use of this non-GAAP financial information is described in the supplemental financial information included with this release.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; the level of consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands, including Wrangler®, The North Face®, Lee®, Vans®, Nautica®, 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, John Varvatos®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® and Splendid®.

Webcast Information

VF will hold its fourth quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-888-490-2765 domestic, or 1-719-325-2332 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through March 1, 2011 and can be accessed by dialing 1-877-870-5176 domestic, and 1-858-384-5517 international. The pass code is 6307444. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION Consolidated Statements of Income (In thousands, except per share amounts)

	Three Months Ended December		Year Ended December
	2010	2009	2010	2009

Net Sales	$2,104,415	$1,893,455	$7,624,599	$7,143,074
Royalty Income	21,824	21,914	77,990	77,212

Total Revenues	2,126,239	1,915,369	7,702,589	7,220,286

Costs and Operating Expenses
Cost of goods sold	1,135,117	1,028,946	4,105,201	4,025,122
Marketing, administrative and general expenses	715,853	626,730	2,574,790	2,336,394
Impairment of goodwill and intangible assets	201,738	121,953	201,738	121,953
	2,052,708	1,777,629	6,881,729	6,483,469

Operating Income	73,531	137,740	820,860	736,817

Other Income (Expense)
Interest income	736	480	2,336	2,230
Interest expense	(16,188)	(20,743)	(77,738)	(85,902)
Miscellaneous, net	(4,191)	(1,620)	4,754	1,528
	(19,643)	(21,883)	(70,648)	(82,144)

Income Before Income Taxes	53,888	115,857	750,212	654,673

Income Tax Expense (Benefit)	(1,421)	50,872	176,700	196,215

Net Income	55,309	64,985	573,512	458,458

Net (Income) Loss Attributable to Noncontrolling
Interests in Subsidiaries	(1,085)	1,900	(2,150)	2,813

Net Income Attributable to VF Corporation	$54,224	$66,885	$571,362	$461,271

Earnings Per Share Attributable to
VF Corporation Common Stockholders
Basic	$0.50	$0.61	$5.25	$4.18
Diluted	0.49	0.60	5.18	4.13

Weighted Average Shares Outstanding
Basic	108,101	110,434	108,764	110,389
Diluted	110,153	111,845	110,328	111,605

Cash Dividends Per Common Share	$0.63	$0.60	$2.43	$2.37

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended December 2010 and December 2009 relate to the 13 week and 52 week fiscal periods ended January 1, 2011 and January 2, 2010, respectively.

VF CORPORATION Consolidated Balance Sheets (In thousands)
	December
	2010	2009

ASSETS
Current Assets
Cash and equivalents	$792,239	$731,549
Accounts receivable, net	773,083	776,140
Inventories	1,070,694	958,639
Deferred income taxes	68,220	64,959
Other current assets	121,824	101,275
Total current assets	2,826,060	2,632,562

Property, Plant and Equipment	1,663,299	1,601,608
Less accumulated depreciation	1,060,391	987,430
	602,908	614,178

Intangible Assets	1,490,925	1,535,121
Goodwill	1,166,638	1,367,680
Other Assets	371,025	324,322

	$6,457,556	$6,473,863

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$36,576	$45,453
Current portion of long-term debt	2,737	203,179
Accounts payable	510,998	373,186
Accrued liabilities	559,164	473,971
Total current liabilities	1,109,475	1,095,789

Long-term Debt	935,882	938,494
Other Liabilities	550,880	626,295

Commitments and Contingencies

Stockholders' Equity
Common Stock	107,938	110,285
Additional paid-in capital	2,081,367	1,864,499
Accumulated other comprehensive income (loss)	(268,594)	(209,742)
Retained earnings	1,940,508	2,050,109
Noncontrolling interests in subsidiaries	100	(1,866)

Total stockholders' equity	3,861,319	3,813,285

	$6,457,556	$6,473,863

VF CORPORATION Consolidated Statements of Cash Flows (In thousands)

	Year Ended December
	2010	2009

Operating Activities
Net income	$573,512	$458,458
Adjustments to reconcile net income to cash provided
by operating activities:
Impairment of goodwill and intangible assets	201,738	121,953
Depreciation	116,837	113,207
Amortization of intangible assets	39,373	40,500
Other amortization	17,186	16,745
Stock-based compensation	63,538	36,038
Provision for doubtful accounts	7,441	24,836
Pension funding in excess of expense	(45,850)	(114,149)
Deferred income taxes	(92,068)	54,674
Other, net	29,179	(6,923)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(12,954)	75,449
Inventories	(114,334)	209,439
Other current assets	(7,689)	77,173
Accounts payable	140,470	(69,560)
Accrued compensation	27,817	(11,714)
Accrued income taxes	(14,649)	14,763
Accrued liabilities	50,889	(25,182)
Other assets and liabilities	20,846	(42,222)
Cash provided by operating activities	1,001,282	973,485

Investing Activities
Capital expenditures	(111,640)	(85,859)
Business acquisitions, net of cash acquired	(38,290)	(212,339)
Software purchases	(13,610)	(9,735)
Other, net	(16,940)	(8,943)
Cash used by investing activities	(180,480)	(316,876)

Financing Activities
Decrease in short-term borrowing	(9,741)	(11,019)
Payments on long-term debt	(203,063)	(3,242)
Purchase of Common Stock	(411,838)	(111,974)
Cash dividends paid	(264,281)	(261,682)
Proceeds from issuance of Common Stock	137,732	62,590
Tax benefits of stock option exercises	8,599	6,464
Other, net	(240)	(480)
Cash used by financing activities	(742,832)	(319,343)

Effect of Foreign Currency Rate Changes on Cash	(17,280)	12,439

Net Change in Cash and Equivalents	60,690	349,705

Cash and Equivalents - Beginning of Year	731,549	381,844

Cash and Equivalents - End of Year	$792,239	$731,549

VF CORPORATION Supplemental Financial Information Business Segment Information (In thousands)

	Three Months Ended December		Year Ended December
	2010	2009	2010	2009

Coalition Revenues
Outdoor & Action Sports	$896,537	$747,898	$3,204,657	$2,806,126
Jeanswear	688,487	644,854	2,537,591	2,522,459
Imagewear	233,804	222,269	909,402	865,472
Sportswear	157,511	141,382	497,773	498,317
Contemporary Brands	115,266	126,264	438,741	417,742
Other	34,634	32,702	114,425	110,170

Total coalition revenues	$2,126,239	$1,915,369	$7,702,589	$7,220,286

Coalition Profit
Outdoor & Action Sports	$180,403	$142,497	$642,398	$492,889
Jeanswear	112,570	102,642	431,942	370,886
Imagewear	29,623	26,013	111,174	87,489
Sportswear	21,657	16,990	52,354	51,993
Contemporary Brands	(8,076)	15,612	14,046	50,844
Other	1,004	911	(61)	1,194

Total coalition profit	337,181	304,665	1,251,853	1,055,295

Impairment of Goodwill and Intangible Assets *	(201,738)	(121,953)	(201,738)	(121,953)
Corporate and Other Expenses	(66,103)	(46,592)	(224,501)	(194,997)
Interest, net	(15,452)	(20,263)	(75,402)	(83,672)

Income Before Income Taxes	$53,888	$115,857	$750,212	$654,673

*	Goodwill and trademark impairment charges totaling $201.7 million in the fourth quarter of 2010 related to Contemporary Brands. Goodwill and trademark impairment charges totaling $122.0 million in the fourth quarter of 2009 related to: Outdoor & Action Sports – $63.5 million and Sportswear – $58.5 million.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months Ended December 2010
		Exclude
		Impact of Foreign
	As Reported	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$896,537	$(15,121)	$911,658
Jeanswear	688,487	(607)	689,094
Imagewear	233,804	1,547	232,257
Sportswear	157,511	-	157,511
Contemporary Brands	115,266	(2,129)	117,395
Other	34,634	-	34,634

Total coalition revenues	$2,126,239	$(16,310)	$2,142,549

Coalition Profit
Outdoor & Action Sports	$180,403	$(1,491)	$181,894
Jeanswear	112,570	1,398	111,172
Imagewear	29,623	269	29,354
Sportswear	21,657		21,657
Contemporary Brands	(8,076)	(358)	(7,718)
Other	1,004	-	1,004

Total coalition profit	337,181	(182)	337,363

Impairment of Goodwill and Intangible Assets	(201,738)	-	(201,738)
Corporate and Other Expenses	(66,103)	-	(66,103)
Interest, net	(15,452)	-	(15,452)

Income Before Income Taxes	$53,888	$(182)	$54,070

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Year Ended December 2010
		Exclude
		Impact of Foreign
	As Reported	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$3,204,657	$(31,127)	$3,235,784
Jeanswear	2,537,591	9,281	2,528,310
Imagewear	909,402	5,313	904,089
Sportswear	497,773	-	497,773
Contemporary Brands	438,741	(4,925)	443,666
Other	114,425	-	114,425

Total coalition revenues	$7,702,589	$(21,458)	$7,724,047

Coalition Profit
Outdoor & Action Sports	$642,398	$(4,212)	$646,610
Jeanswear	431,942	6,005	425,937
Imagewear	111,174	829	110,345
Sportswear	52,354	-	52,354
Contemporary Brands	14,046	(1,123)	15,169
Other	(61)	-	(61)

Total coalition profit	1,251,853	1,499	1,250,354

Impairment of Goodwill and Intangible Assets	(201,738)	-	(201,738)
Corporate and Other Expenses	(224,501)	-	(224,501)
Interest, net	(75,402)	-	(75,402)

Income Before Income Taxes	$750,212	$1,499	$748,713

VF CORPORATION Supplemental Financial Information Consolidated Statements of Income – Excluding Impairment Charge (In thousands, except per share amounts)

	Three Months Ended December 2010			Three Months Ended December 2009
		Exclude			Exclude
		Impairment			Impairment
	As Reported	Charge	As Adjusted	As Reported	Charge	As Adjusted

Net Sales	$2,104,415	$-	$2,104,415	$1,893,455	$-	$1,893,455
Royalty Income	21,824	-	21,824	21,914	-	21,914

Total Revenues	2,126,239	-	2,126,239	1,915,369	-	1,915,369

Costs and Operating Expenses
Cost of goods sold	1,135,117	-	1,135,117	1,028,946	-	1,028,946
Marketing, administrative and general expenses	715,853	-	715,853	626,730	-	626,730
Impairment of goodwill and intangible assets	201,738	201,738	-	121,953	121,953	-
	2,052,708	201,738	1,850,970	1,777,629	121,953	1,655,676

Operating Income	73,531	(201,738)	275,269	137,740	(121,953)	259,693
Operating Margin	3.5%		12.9%	7.2%		13.6%

Other Income (Expense)
Interest income	736	-	736	480	-	480
Interest expense	(16,188)	-	(16,188)	(20,743)	-	(20,743)
Miscellaneous, net	(4,191)	-	(4,191)	(1,620)	-	(1,620)
	(19,643)	-	(19,643)	(21,883)	-	(21,883)

Income Before Income Taxes	53,888	(201,738)	255,626	115,857	(121,953)	237,810

Income Taxes	(1,421)	(59,896)	58,475	50,872	(7,517)	58,389

Net Income	55,309	(141,842)	197,151	64,985	(114,436)	179,421

Net Loss Attributable to Noncontrolling
Interests in Subsidiaries	(1,085)	-	(1,085)	1,900	-	1,900

Net Income Attributable to VF Corporation	$54,224	$(141,842)	$196,066	$66,885	$(114,436)	$181,321

Earnings Per Share Attributable to
VF Corporation Common Stockholders
Basic	$0.50	$(1.31)	$1.81	$0.61	$(1.04)	$1.64
Diluted	0.49	(1.29)	1.78	0.60	(1.02)	1.62

(Earnings per share amounts above may not add due to rounding.)

Operating Performance, Excluding Impairment Charge
As a supplement to our reported operating results, we present adjusted operating results excluding impairment charges for goodwill and intangible assets, which is a non-GAAP financial measure. We use adjusted financial information to provide a framework to assess how our business performed excluding the effects of impairment charges. Management believes this information is useful to investors to facilitate comparisons of operating results. and better identify trends in our businesses.

This non-GAAP performance measure should be viewed in addition to, and not in lieu of, or superior to, our operating results calculated in accordance with GAAP. This supplemental information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Consolidated Statements of Income – Excluding Impairment Charge (In thousands, except per share amounts)

	Year Ended December 2010			Year Ended December 2009
		Exclude			Exclude
		Impairment			Impairment
	As Reported	Charge	As Adjusted	As Reported	Charge	As Adjusted

Net Sales	$7,624,599	$-	$7,624,599	$7,143,074	$-	$7,143,074
Royalty Income	77,990	-	77,990	77,212	-	77,212

Total Revenues	7,702,589	-	7,702,589	7,220,286	-	7,220,286

Costs and Operating Expenses
Cost of goods sold	4,105,201	-	4,105,201	4,025,122	-	4,025,122
Marketing, administrative and general expenses	2,574,790	-	2,574,790	2,336,394	-	2,336,394
Impairment of goodwill and intangible assets	201,738	201,738	-	121,953	121,953	-
	6,881,729	201,738	6,679,991	6,483,469	121,953	6,361,516

Operating Income	820,860	(201,738)	1,022,598	736,817	(121,953)	858,770
Operating Margin	10.7%		13.3%	10.2%		11.9%

Other Income (Expense)
Interest income	2,336	-	2,336	2,230	-	2,230
Interest expense	(77,738)	-	(77,738)	(85,902)	-	(85,902)
Miscellaneous, net	4,754	-	4,754	1,528	-	1,528
	(70,648)	-	(70,648)	(82,144)	-	(82,144)

Income Before Income Taxes	750,212	(201,738)	951,950	654,673	(121,953)	776,626

Income Taxes	176,700	(59,896)	236,596	196,215	(7,517)	203,732

Net Income	573,512	(141,842)	715,354	458,458	(114,436)	572,894

Net Loss Attributable to Noncontrolling
Interests in Subsidiaries	(2,150)	-	(2,150)	2,813	-	2,813

Net Income Attributable to VF Corporation	$571,362	$(141,842)	$713,204	$461,271	$(114,436)	$575,707

Earnings Per Share Attributable to
VF Corporation Common Stockholders
Basic	$5.25	$(1.30)	$6.56	$4.18	$(1.04)	$5.22
Diluted	5.18	(1.29)	6.46	4.13	(1.03)	5.16

(Earnings per share amounts above may not add due to rounding.)

CONTACT:
VF Services
Cindy Knoebel, CFA
VP, Financial & Corporate Communications
212-841-7141/336-424-6189
cindy_knoebel@vfc.com